Exhibit 4.5

AMENDMENT AND RESTATEMENT

OF THE

VACCINEX, INC.

COMMON STOCK PURCHASE WARRANT

This Amendment and Restatement (this “Amendment”), dated as of [•], 2024 (the “Effective Date”), is made and entered into by and between Vaccinex, Inc., a Delaware corporation (the “Company”), and [•] (the “Holder”) and amends the Common Stock Purchase Warrant to purchase up to [•] shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $[•] per share, originally issued by the Company to the Holder on [•], 202[3][4] (such number and price, as adjusted to reflect the Company’s February 19, 2024 reverse stock split (the “Reverse Stock Split”)) (the “Warrant”).

WHEREAS, the Holder is the holder of the Warrant; and

WHEREAS, the Holder and the Company have agreed to amend and restate the Warrant pursuant to the provisions of Section 5(l) of the Warrant.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Amendment and Restatement. The Warrant is hereby amended and restated in its entirety to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto (the “Amendment and Restatement”).

2.
Replacement Warrant. As soon as reasonably practicable following delivery of the original Warrant to the principal office of the Company at 1895 Mount Hope Avenue, Rochester, New York 14620, the Company shall execute and deliver to the Holder a new Warrant in exchange for the original Warrant that reflects the Reverse Stock Split and the Amendment and Restatement.

3.
Miscellaneous.

a.
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles thereof.

b.
Counterparts. This Amendment may be executed and delivered (including by electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c. Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

(signature pages follow)

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

VACCINEX, INC.

By:________________________________ Name: Maurice Zauderer

Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

HOLDER NAME

By:________________________________ Name:

Title:

Exhibit A

Amendment and Restatement

(See attached)